Exhibit 99.1

Tasty Baking Company Reports Net Sales and Volume Growth in the Third Quarter 2009

Transition of Production to New Bakery Facility at Philadelphia Navy Yard Commences

PHILADELPHIA--(BUSINESS WIRE)--November 2, 2009--Tasty Baking Company (NasdaqGM:TSTY) today reported net sales of $43.6 million for its third quarter ended September 26, 2009, a 1.8% increase from the $42.8 million reported for the third quarter last year. This increase in net sales was driven by higher volumes combined with the net benefits of higher product selling prices. For the third quarter of 2009, the company reported a net loss of $0.5 million compared to a net loss of $1.4 million in the third quarter of 2008. Net loss for both the third quarter of 2009 and 2008 included after tax accelerated depreciation of $0.8 million. The results for the third quarter of 2009 also included a $0.4 million reduction in accrued postemployment costs, after tax, associated with the planned transition to the company’s new manufacturing facility at the Philadelphia Navy Yard.

FINANCIAL HIGHLIGHTS THIRD QUARTER 2009
$ in millions, except per share data (unaudited)
	2009 Q3	2008 Q3	% Change[1]	2009 Year to Date	2008 Year to Date	% Change[1]
Gross Sales	$74.1	$69.1	7.1%	$229.5	$210.6	9.0%
Net Sales	$43.6	$42.8	1.8%	$136.7	$130.2	5.0%
Route Net Sales			3.1%			5.9%
Non-Route Net Sales			-2.2%			2.0%
Depreciation[2]	$3.5	$3.5	0.1%	$10.0	$9.6	4.8%
Gross Margin %[3]	26.2%	25.6%	0.6 pps	29.7%	26.3%	3.4 pps
Net Income / (Loss)[4]	($0.5)	($1.4)	n/m	$1.7	($2.2)	n/m
Net Income / (Loss) per Fully-diluted Share[5]	($0.07)	($0.17)	n/m	$0.21	($0.28)	n/m
Adjusted EBITDA[6]	$2.5	$3.3	-23.6%	$13.4	$9.0	49.1%
Footnotes:
[1] Percentages may not calculate due to rounding.

[2] Includes accelerated depreciation related to the company’s plan to move from its present facility of $1.3 million in Q3 2009 and Q3 2008 as well as $3.9 million for 2009 year-to-date and 2008 year-to-date.

[3] Based on net sales less cost of sales and depreciation. In 2009, accelerated depreciation, as described in footnote 2, reduced gross margin by approximately 300 basis points for Q3 and 290 basis points for year-to-date. In 2008, accelerated depreciation reduced gross margin by approximately 300 basis points in Q3 and year-to-date. In Q2 2009, the company recorded a $3.7 million benefit related to a change in the company’s postretirement life insurance plan. Approximately, $2.2 million of the benefit was recorded in cost of sales, which increased gross margin 2009 year-to-date by approximately 160 basis points. The remainder of the benefit was classified in selling, general, and administrative expenses.

[4] Due to the after-tax impact of accelerated depreciation as described in footnote 2, net income was reduced by $0.8 million in Q3 2009 and Q3 2008 and by $2.4 million for the year-to-date results in 2009 and 2008. Net income 2009 year-to-date reflects $2.1 million, after-tax, in income related to the termination of the company’s postretirement life insurance plan.

[5] Accelerated depreciation, as described in footnote 4, reduced Q3 2009 and Q3 2008 net income per fully-diluted share by approximately $0.10 and reduced year-to-date income for 2009 and 2008 by approximately $0.30 per share. Net income 2009 year-to-date reflects approximately $0.24 per share of income due to changes in the company’s postretirement life insurance plan.

[6] Earnings before net interest, income taxes, depreciation, and amortization adjusted for certain items (see reconciliation table of GAAP Net Income to Adjusted EBITDA, a non-GAAP financial measure, provided below).

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “During the third quarter of 2009 we continued to grow sales volumes, expanded our market share in our Route market, and improved gross margin compared to the prior year period. We were also pleased to see further improvement in key ingredients and packaging costs in the third quarter of 2009 versus the third quarter of last year.”

Mr. Pizzi concluded, “With regards to the new bakery project, we have taken occupancy of the building that houses our new production lines and distribution center. During October we began the phased, line-by-line transition into the new facility and, at this point, we are producing pies at the new facility. We anticipate that this transition will be completed during the second quarter of 2010.”

RESULTS OF OPERATIONS

Net sales in the third quarter of 2009 increased 1.8% versus the comparable period in 2008 driven by a 3.1% increase in Route net sales while Non-Route net sales declined 2.2% compared to the same period a year ago. Route net sales benefited from increased sales volumes, particularly for the company’s Family Pack products, and the net benefits of higher selling prices. These increases, however, were negatively impacted by increased product return costs as compared to the prior year. The decline in Non-Route net sales during the third quarter of 2009 resulted primarily from lower sales within the vending channel.

Total cost of sales, excluding depreciation, for the third quarter of 2009 increased 1.1% or $0.3 million versus the third quarter of 2008 on a unit volume increase of 2.3%. The increase in cost of sales was driven by the impact of higher sales volume, combined with a $0.5 million increase in fixed manufacturing expenses, primarily resulting from higher employee related costs, including pension and accrued incentive compensation expense. These increases were partially offset by a $0.7 million decline in costs for key ingredients and packaging as compared to the third quarter of 2008.

Gross profit increased $0.5 million or 4.3% in the third quarter of 2009 as compared to the third quarter of 2008. This improvement was driven by the reduction in key ingredient and packaging costs as well as by the benefit of higher sales volumes, which were partially offset by the increase in fixed manufacturing expenses as compared to the third quarter of the prior year.

Selling, general and administrative expense in the third quarter of 2009 increased $1.3 million versus the comparable period in 2008. This increase was attributable to $0.9 million in higher employee related costs, $0.3 million in non-cash rental expense associated with the new corporate office space at the Philadelphia Navy Yard, and an increase in marketing costs compared to the third quarter of 2008. The increase in employee related costs primarily resulted from increases in accrued incentive compensation, equity based compensation and pension related expenses. Partially offsetting these increases were reduced transportation costs driven by favorable shipping rate changes.

Paul D. Ridder, senior vice president and chief financial officer, said, “We were pleased with the sales and volume growth that we achieved this quarter, as well as our ability to expand both gross margin and gross profit as compared to the same period last year. As we did during the third quarter of 2009, we continue to identify opportunities for profitable growth in all components of our business while at the same time seeking to manage risk and contain costs.”

CONFERENCE CALL

Tasty Baking Company management will host a conference call Monday, November 2, 2009, at 11:00 a.m. ET to discuss the company’s financial results and other business developments. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. The webcast link can be found in the “Investors” section, under the subheading “Webcasts & Presentations.” For those who cannot listen to the live web broadcast, a replay will be available shortly after the call and will remain available for ninety days on the company’s website. To access a telephone replay, please call 1-888-203-1112 and enter the passcode “6754795”. The telephone replay will be available from 2:00 p.m. on November 2, 2009, until November 9, 2009, at 12:59 a.m. ET.

NON-GAAP FINANCIAL MEASURES

In addition to the reported results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the company presented EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA represents earnings before net interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the postemployment costs recorded in fiscal 2008 and 2009 primarily related to the company’s planned transition to its new manufacturing facility at the Philadelphia Navy Yard. The company also presented gross profit and gross margin, GAAP financial measures, excluding the impact of depreciation (“gross profit excluding depreciation” and “gross margin excluding depreciation”), which are non-GAAP financial measures, to provide a more comparable metric to prior quarters’ performance. The company believes that these non-GAAP financial measures, viewed in addition to the company’s reported GAAP results, provide useful information and greater transparency to investors in regards to the company’s performance and position within its industry. The company uses these non-GAAP financial measures internally to evaluate the company’s operating performance on a period over period basis and for forecasting future periods. EBITDA, Adjusted EBITDA, gross profit excluding depreciation, and gross margin excluding depreciation as presented herein are not necessarily comparable to similarly titled measures of other companies. A schedule is included below that provides a reconciliation of EBITDA and Adjusted EBITDA to net income, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. In addition, a schedule is provided below reconciling gross profit and gross margin excluding depreciation to gross profit and gross margin.

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate,'' "believe,'' "could,'' "estimate,'' "expect,'' "intend,'' "may,'' "plan,'' "predict,'' "project,'' "should,'' "would,'' "is likely to,'' or "is expected to'' and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to lease and fit-out a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

			13 Weeks Ended		39 Weeks Ended
			9/26/2009	9/27/2008	9/26/2009	9/27/2008

Gross sales			$74,056	$69,147	$229,517	$210,620
Less discounts and allowances			(30,472)	(26,342)	(92,813)	(80,401)
Net sales			43,584	42,805	136,704	130,219

Cost of sales, exclusive of depreciation shown below			28,670	28,367	86,042	86,353
Depreciation			3,486	3,484	10,045	9,583
Selling, general and administrative			12,489	11,168	37,560	35,172
Interest expense			720	545	1,870	1,509
Other (income) / expense, net			(873)	1,484	(1,256)	1,091

Income / (loss) before provision for income taxes			(908)	(2,243)	2,443	(3,489)

Provision for income taxes			(377)	(891)	700	(1,253)

Net income / (loss)			$(531)	$(1,352)	$1,743	$(2,236)

Average number of shares outstanding:		Basic	8,064	8,046	8,061	8,043
		Diluted	8,064	8,046	8,061	8,043
Per share of common stock:

Net income / (loss):	Basic		($0.07)	($0.17)	$0.21	($0.28)
	Diluted		($0.07)	($0.17)	$0.21	($0.28)

Cash Dividend			$0.05	$0.05	$0.15	$0.15

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	9/26/2009	12/27/2008

Current assets	$34,785	$34,674
Property, plant, and equipment, net	123,832	98,288
Other assets	31,818	26,235

Total assets	$190,435	$159,197

Current liabilities	$26,347	$23,732
Long-term debt	89,574	58,393
Accrued pension and other liabilities	42,088	41,879
Postretirement benefits other than pensions	-	2,226
Shareholders' equity	32,426	32,967

Total liabilities and shareholders' equity	$190,435	$159,197

Reconciliation of GAAP and Non-GAAP Financial Measures, as reported in the Tasty Baking Company earnings release of November 2, 2009

The table below reconciles net income, presented in accordance with GAAP, to earnings before net interest, income taxes, depreciation, and amortization (EBITDA), which is a non-GAAP financial measure. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to the postemployment costs recorded in fiscal 2008 and 2009 primarily related to the company's planned transition to its new manufacturing facility at the Philadelphia Navy Yard.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	9/26/2009	9/27/2008	9/26/2009	9/27/2008

Net income / (loss)	$(531)	$(1,352)	$1,743	$(2,236)
Add / (subtract):
Net interest	515	318	1,232	825
Provision for income taxes	(377)	(891)	700	(1,253)
Depreciation	3,486	3,484	10,045	9,583
Amortization	94	65	276	253
EBITDA	3,187	1,624	13,996	7,172
Add back / (subtract): postemployment expense / (income)	(666)	1,675	(611)	1,803
Adjusted EBITDA	$2,521	$3,299	$13,385	$8,975

The table below reconciles gross profit and gross margin, presented in accordance with GAAP, to gross profit excluding depreciation and gross margin excluding depreciation, which are non-GAAP financial measures.

(in thousands)
(unaudited)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	9/26/2009	9/27/2008	9/26/2009	9/27/2008

Net Sales	$43,584	$42,805	$136,704	$130,219
Subtract:
Cost of sales, exclusive of depreciation	28,670	28,367	86,042	86,353
Depreciation	3,486	3,484	10,045	9,583
Gross Profit	$11,428	$10,954	$40,617	$34,283
Gross margin including depreciation (% of net sales)	26.2%	25.6%	29.7%	26.3%

Add:
Depreciation	3,486	3,484	10,045	9,583
Gross Profit excluding depreciation	$14,914	$14,438	$50,662	$43,866
Gross margin excluding depreciation (% of net sales)	34.2%	33.7%	37.1%	33.7%

CONTACT:
Tasty Baking Company
Chad Ramsey, 215-221-8538
V.P., Financial Planning & Investor Relations
chad.ramsey@tastykake.com
or
Paul D. Ridder, 215-221-8500
Chief Financial Officer